                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                    COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                            RANGER GOVERNANCE, LTD.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               EXPLANATORY NOTE

     Ranger Governance, Ltd., a Texas limited partnership ("Ranger"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a solicitation of proxies (the "Solicitation") in support of electing Ranger nominees to the board of directors of Computer Associates International, Inc. ("Computer Associates") at the 2001 annual meeting of stockholders of Computer Associates.



Table of Contents
-----------------

Ranger press release, dated as of August 16, 2001..............   Item 1


Content of Item 1
--------------------

The following press release is being posted to http://rangergov.com as of August 16, 2001.

For Immediate Release
---------------------

                  RANGER GOVERNANCE, LTD. ANNOUNCES SUPPLEMENT
                        TO PROXY SOLICITATION TO REPLACE
               COMPUTER ASSOCIATES BOARD CHAIR AND THREE DIRECTORS

       Ranger Nominees Cece Smith, Elizabeth VanStory, Richard Agnich and
          Stephen Perkins Would Replace Incumbent Chairman Charles Wang
        and Directors Russell Artzt, Alfonse D'Amato and Willem de Vogel

   Ranger Slate Committed to Core Ranger Values of Enhanced Accountability to
        Shareholders, Improved Customer Relations and Accelerated Growth

 Nominees Would Propose Submitting CA's Poison Pill to Binding Shareholder Vote

Dallas, Texas, August 16, 2001 - Ranger Governance, Ltd. today announced that it is supplementing its definitive proxy statement and is nominating four directors to the Board of Directors of Computer Associates (NYSE: CA). The nominees, who are committed to Ranger's plan for increasing the independence of CA's Board of Directors, accelerating the Company's growth and creating greater value for CA shareholders, are Cece Smith, Elizabeth VanStory, Richard Agnich and Stephen Perkins. If elected by shareholders at the Computer Associates annual meeting on August 29th, the Ranger nominees would replace CA Board Chairman Charles Wang and directors Russell Artzt, Alfonse D'Amato and Willem de Vogel.

Ranger's nomination of a minority slate is based on feedback from institutional investors, governance experts and shareholders, and is consistent with Ranger's core principles of strong corporate governance, enhanced customer focus, empowered employees and accelerated CA growth.

Ranger Governance manager Sam Wyly said, "Ranger's discussions with investors, the governance community and customers about our comprehensive plan for CA have been, in our opinion, extremely positive across the range of issues we're raising. These investors offered their enthusiastic support for a minority slate of nominees that would help CA improve its performance by becoming more innovative, customer-focused and accountable to shareholders - changes Ranger has been advocating for the past two months. Upon reflection, Ranger and its nominees have agreed to put forth four strong nominees for consideration by CA shareholders - the true owners of the Company - on August 29th. I'm confident that these four outstanding individuals will greatly enhance the Board's ability to transform CA into the leader of the global software industry."

Ranger nominee Steve Perkins said, "We are confident that many of CA's investors, shareholders, customers and leading governance experts favorably view the Ranger plan and its core principals of enhanced customer focus, empowered employees and strong corporate governance. We believe this will lead to a more growth-oriented company with a

                                     -more-
customer-focused culture. Our unambiguous and overarching goal is to show substantial progress and growth by the time we're up for re-election in 2002."

About Cece Smith
Ms. Smith is a managing general partner of Phillips-Smith-Machens Venture Partners, a $140 million venture capital investment firm she co-founded in 1986. She served as Director and Chairman of the Federal Reserve Bank of Dallas. Ms. Smith also has previously served as auditor for Arthur Young & Company and later as controller and treasurer of University Computing Company - a company that was sold to CA in 1987. She has extensive audit committee experience with a range of public and private companies, and is a CPA.

About Elizabeth VanStory
An independent management consultant, Elizabeth VanStory was President of iMotors.com, a direct-seller of certified used vehicles on the Internet. Ms. VanStory also served as Vice President of OfficeDepot.com, a division of Office Depot, Inc. She began her career in interactive media when she served as Director of Marketing for Bell Atlantic Video Services, and has previously served as Director of shop.org, an online retailing association.

About Richard Agnich
Until his retirement from Texas Instruments in 2000, Mr. Agnich spent 27 years with the electronics leader, serving from 1988 to 2000 as Senior Vice President, Secretary and General Counsel. He was also a member of TI's Strategy Leadership Team, and shared responsibility for transforming the company from a diversified electronics conglomerate into a focused and digital signal processing and analog integrated circuit company. He is a member of the board of trustees of Austin College, and serves as Chairman of the Entrepreneurs Foundation of North Texas.

About Steve Perkins
A co-founder of Sterling Commerce with 16 years at UCCEL, Steve Perkins was responsible for growing a Sterling division from $35 million to $200 million over seven years. He also helped develop, support and market three of UCCEL's most profitable products - UCCEL 1, 7, 11 - three products which Ranger estimates continue to account for a substantial portion of CA's annual cash profit.

Submitting CA's poison pill to a binding shareholder vote
The Ranger Governance nominees are committed to providing Computer Associates with exemplary corporate governance practices. If elected, the first proposal by these nominees to the Board would be to submit CA's poison pill to a binding shareholder vote. In addition, they would offer a resolution to the Board to undertake an in-depth review of CA's current governance practices and establish policies that will embody the best corporate practices for the Company going forward.

                                     -more-

Ranger's fast track plan to drive CA to a clear leadership position
Steve Perkins said, "The Ranger nominees are especially interested in seeing CA undertake an effort to listen to its current and potential customers for ways to improve the Company's product offerings, service and support. It is also important, we believe, for CA to undertake strategic technology acquisitions to accelerate the introduction and marketing of new, innovative products. We continue to believe that growth can only be accomplished with changes to CA's current structure, culture and method of operation, and expect to work with CEO Kumar and the Board to make some significant progress in implementing these necessary changes as soon as possible. At the same time, we hope Mr. Kumar will work productively with all members of the new CA Board to turn what we believe is a non-growth company into a real growth company."

"Ranger continues to believe that the best way for shareholders to place CA on a path toward accelerated growth is to sign and return the green proxy card," Mr. Perkins added. "With the election of the Ranger nominees to the CA Board, Ranger is more confident than ever in CA's ability to ascend to a clear leadership position in its industry while greatly increasing shareholder value on a fast track basis."

About Ranger Governance, Ltd.

Ranger Governance is a Dallas-based investment company created by entrepreneurs Sam Wyly and Charles Wyly, and an affiliate of Ranger Capital Group, a multi-manager investment fund also based in Dallas. On July 27, 2001, Ranger Governance filed a definitive proxy statement with the Securities and Exchange Commission in connection with Ranger's solicitation of proxies to elect its director nominees at the 2001 annual stockholders meeting of Computer Associates and has mailed copies to stockholders. Ranger will prepare and file with the Commission a supplement to its definitive proxy statement regarding its support of a short slate of nominees. This supplement to the definitive proxy statement will be sent shortly to stockholders of Computer Associates. Ranger urges stockholders to read its proxy statement and the supplement because they contain important information. More information about Ranger Governance and copies of its definitive proxy statement and the supplement (when available) can be found at www.rangergov.com. Copies of Ranger's definitive proxy statement and other Ranger soliciting materials, including the supplement (once filed), are also available at the Securities and Exchange Commission's website at www.sec.gov.

                                     -more-

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                              Street-Name Holders
                             --------------------
If you hold your Computer Associates shares with a brokerage firm or bank, only they can exercise voting rights with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person resposnible for your account and give instructions to vote the GREEN proxy card FOR the election of the Ranger Governance nominees. Please note, your bank or broker will keep your vote CONFIDENTIAL.

                         Computer Associates Employees
                         -----------------------------
If you hold your shares in the Savings Harvest Plan or Employee Stock Purchase Plan, your vote is CONFIDENTIAL. You may direct the Plan Trustee how to vote your shares by signing, dating and returning the GREEN instruction form provided by the Plan Trustee. Completed instructions must be received by the Savings Harvest Plan Trustee at the address set forth in the GREEN instruction form no later than the close of business on August 27, 2001 for your vote to be counted.

Even if you have sent a white proxy card to Computer Associates, you have every right to change your vote. You may revoke that proxy, and vote for the Ranger Governance slate by signing, dating and mailing the GREEN Proxy. If you have any questions on how to vote your shares, please call our proxy solicitor:

                     MORROW & CO., INC. at (800) 607-0088

--------------------------------------------------------------------------------

Contact:

         Media:                                          Investors:
         Joele Frank / Dan Katcher                       Morrow & Co., Inc.
         Joele Frank, Wilkinson Brimmer Katcher          (212) 754-8000
         (212) 355-4449

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